Exhibit 99.1

                              MINDEN BANCORP, INC.
                            415 MAIN * P. O. Box 797
                          MINDEN, LOUISIANA 71058-0797

                      -------------------------------------
                             318-377-0523 TELEPHONE
                                3118-377-0038 FAX
                                www.mblminden.com

                                  PRESS RELEASE
                                  -------------

Release Date:
-------------
April 28, 2006

                                                For Further Information:
                                                ------------------------
                                                A. David Evans,
                                                President/CEO
                                                318-377-0523
                                                E-mail-mbldavid@shreve.net
                                                --------------------------

                                                         Or

                                                Becky T. Harrell, Treasurer/CFO
                                                318-377-0523
                                                E-mail-mblbecky@shreve.net
                                                --------------------------

         MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 1st QUARTER OF
             FISCAL 2006, ITS FIFTEENTH QUARTER AS A PUBLIC COMPANY

MINDEN,  LA. - April 28, 2006-Minden  Bancorp,  Inc. (NASDAQ OTC BB: MDNB) today
-------------------------------------------------------------------------
reported net income for the quarter ended March 31, 2006 of $381,000 or $.27 per diluted share, as compared to net income of $336,000 or $0.24 per diluted share for the quarter ended March 31, 2005. The $45,000 or 13.4% increase primarily reflected a $256,000 or 16.9% increase in interest income, a $208,000 or 325% increase in operating income, partially offset by increases in interest expense and operating expenses. The increase in net income for the quarter reflects an increase in the loan portfolio that was funded in large part by deposit growth and borrowings. The results for the quarter ended March 31, 2006, also include the insurance agency that was acquired in January of 2006.

At March 31, 2006, Minden Bancorp, Inc. had total assets of $115.3 million, a 4.7% increase from total assets of $110.1 million at March 31, 2005. The increase primarily reflected the growth of the loan portfolio. Such growth was funded by increased deposits and borrowings. At March 31, 2006, stockholders' equity amounted to $19.2 million or $14.60 per share compared to $18.5 million or $13.88 per share at March 31, 2005. Stockholders' equity increased slightly as the Company used its net income to fund the repurchase of its shares as well as fund dividends to stockholders.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association and Woodard Walker Insurance Agency. The bank is a 95 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area. Woodard Walker Insurance Agency is one of the area's leading property and casualty agencies serving Minden and all of northwest Louisiana.

The Company's filings with the Securities and Exchange  Commission are available
electronically     on    the     Internet     and     can    be     found     at
www.sec.gov/edgar/searchedgar/webusers.htm.
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This news  release  may  contain  forward-looking  statements  as defined in the
Private  Securities   Litigation  Reform  Act  of  l995.  Such   forward-looking
statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and
products  may  not  occur,   changing   economic  and  competitive   conditions,
technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

                              MINDEN BANCORP, INC.

                    UNAUDITED CONDENSED STATEMENTS OF INCOME
                      (In thousands except per share data)


                                                                Three Months
                                                                   Ended
                                                                 March 31,
                                                            ====================
                                                              2006        2005
                                                            --------    --------
Interest income, including fees                             $  1,775    $  1,519
Interest expense                                                 699         443
                                                            --------    --------
Net interest income                                            1,076       1,076
Provision for loan losses                                         15           0
Other operating income                                           272          64
Operating expenses                                               756         631
                                                            --------    --------
Income before income taxes                                       577         509
Income tax expense                                               196         173
                                                            --------    --------
Net income                                                  $    381    $    336
                                                            ========    ========


Basic earnings per share                                    $   0.29    $   0.25
                                                            ========    ========


Fully diluted earnings per share                            $   0.27    $   0.24
                                                            ========    ========

                              MINDEN BANCORP, INC.
                        UNAUDITED SELECTED FINANCIAL DATA
                                 (In thousands)

                                                       March 31         March 31
                                                       -------------------------
                                                         2006             2005
                                                       --------         --------
Total assets                                           $115,335         $110,129
Cash and cash equivalents                                 2,406            2,143
Investment securities                                    32,360           37,623
Loans receivable - net                                   74,321           64,992
Deposits                                                 74,480           70,643
Total borrowings                                         20,425           20,000

Total stockholders' equity                               19,197           18,472